secfiles\s-8\saturn1\exhib5a.doc1
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                                                             EXHIBIT 5(a)








                                  December 1, 1995



General Motors Corporation
767 Fifth Avenue
New York, New York  10153-0075

Gentlemen:


         As Attorney, Legal Staff of General Motors Corporation, I am familiar with the Registration Statement, dated December 1, 1995, being filed by GM with the Securities and Exchange Commission, relating to (1) interests in the Saturn Personal Choices Savings Plan for Non-Represented Members (the "Plan") and (2) 500,000 shares of General Motors common stock, $1-2/3 par value, 250,000 shares of General Motors Class E common stock, $0.10 par value, and 50,000 shares of General Motors Class H common stock, $0.10 par value, to be registered for the Plan.

         It is my opinion that the interests in the Plan and the General Motors common stock, $1-2/3 par value, Class E and Class H common stock to be registered, when sold or issued hereafter in accordance with the provisions of said Plan, in accordance with Delaware law and upon payment of the consideration for such shares as contemplated by said Plan, will be validly issued, fully paid and nonassessable.

         I hereby consent to the use of this opinion as Exhibit 5(a) of the abovementioned Registration Statement.


                                            Very truly yours,




                                            /s/MARTIN I. DARVICK
                                              Martin I. Darvick
                                            Attorney, Legal Staff


















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